EXHIBIT 99

Contacts:
Elizabeth Castro (Media)
(312) 240-4567

130 E. Randolph Dr. - Chicago, IL 60601	Jim Chiti (Investor Relations)
(312) 240-4730

For Immediate Release
September 20, 2005

Peoples Energy Initial Response to ICC Proposed Order
in 2001 Reconciliation Case

CHICAGO - Today, the administrative law judge in the Peoples Gas 2001 reconciliation case issued a proposed order. The company issued the following statement in regards to this matter:

In this proposed order, the administrative law judge (ALJ) appears to have adopted all of the ICC staff's proposed disallowances and - while rejecting major portions of the claims put forth by other parties in the case - has made a substantial disallowance for hedging transactions. The company is extremely disappointed that the ALJ has accepted all of the staff's positions and disregarded every objection that the company raised to those positions.

The company continues to believe that its activities were appropriate and reasonable. The facts show that our gas purchases were consistent with acceptable practices and our prices in line with other utilities in the State in the winter of 2001. The company believes that the judge's decision on hedging is unprecedented and unwarranted.

Exceptions in this case are due October 3, 2005. The company will more fully respond at that time and will aggressively pursue all legal remedies to advance its position to the commission and, if necessary, the appropriate courts of review.

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of five primary business segments: Gas Distribution, Oil and Gas Production, Power Generation, Midstream Services and Retail Energy Services. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

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